Exhibit 99.1

                BROOKE CORPORATION'S ANNUAL EARNINGS INCREASE 61%

        OVERLAND PARK, Kan., March 8 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) - Robert D. Orr, Chairman and CEO of Brooke Corporation, announced that 2004 earnings totaled $6,694,000, or $.65 per diluted share, on 2004 revenues of more than $101,000,000. Annual earnings increased approximately 61 percent from 2003 earnings of $4,160,000, or $.41 per diluted share, and annual revenues increased approximately 53 percent from 2003 revenues of approximately $66,000,000.

        Orr also announced a 49% increase in quarterly earnings to $1,478,000, or $.14 per diluted share, in the fourth quarter of 2004 compared to $992,000, or $.10 per diluted share, in the fourth quarter of 2003. Quarterly revenues increased 74% to $29,856,000 in the fourth quarter of 2004 from $17,198,000 in the fourth quarter of 2003.

        In making the announcement, Mr. Orr stated, "In 2004, one of our primary initiatives was 'Leveling the Playing Field' for Brooke franchisees so that they can better compete and be more successful. Because we succeed when our franchisees succeed, the increase in annual earnings indicates that this initiative has helped our franchisees."

        About our company ... Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and related services through a network of approximately 375 franchise locations as of January 31, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled approximately $185,000,000 on January 31, 2005. Brooke Brokerage Corporation is a subsidiary that sells insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared with insurance companies on selected policies.

        Contact ... Anita Larson, Brooke Corporation, larsa@brookecorp.com or 913-661-0123

        Email Distribution .... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

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        This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at http://www.sec.gov , for a more complete description of the Company's business.

SOURCE  Brooke Corporation
        -0-                             03/08/2005
        /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
        /Web site:  http://www.brookecorp.com /
        (BXX)